EXHIBIT 10.10

ARBEITSVERTRAG	CONTRACT OF EMPLOYMENT

zwischen	between

TransMedics BV, Centaurusweg 123, NL 5015 TC Tilburg, The Netherlands („Gesellschaft”)	TransMedics BV, Centaurusweg 123, NL 5015 TC Tilburg, The Netherlands (“Company”),

und	and

Christoph Elser, Oskar-Stalf-Straße 26a, 85665 Moosach („Arbeitnehmer”).	Christoph Elser, Oskar-Stalf-Straße 26a, 85665 Moosach (“Employee”).

§ 1 Vertragsbeginn, Art und Ort der Tätigkeit	§ 1 Commencement, Position and Place of Work

(1)    Der Arbeitnehmer wird ab dem 1. Januar 2008 oder früher unbefristet als Vice President European Operations eingestellt. Zu seiner Tätigkeit gehören insbesondere folgende Aufgaben: Als Mitglied des Topmanagements gemeinsam Unternehmensziele in strategische und taktische Verkäufe sowie Marketing-Initiativen umzusetzen, eine erstklassige Verkaufsorganisation zusammenzustellen, weiter zu entwickeln und zu führen sowie kurz- und langfristige Geschäftsstrategien zur Erzielung von Gewinn- und Umsatzwachstum in Europa zu entwickeln und umzusetzen.

(1)    The Employee shall be employed as Vice President of Eurpean Operations for an unlimited term on or before January 1, 2008. In particular, his duties shall include, but are no limited to: collaborating as a member of the executive management team to translate goals and objectives into strategic and tactical sales and marketing initiatives; recruiting, hiring, leading and developing a world-class sales organization for Europe, and; developing and directing the implementation of long and short-term business strategies to achieve corporate profit and growth objectives in Europe.

(2) Der Arbeitnehmer wird regelmäßig an den President & CEO von Transmedics Inc, gegenwärtig Herrn Waleed Hassanein berichten.	(2) The employee shall regularly report to Waleed Hassanein, President & CEO of TransMedics.

(3) Der Arbeitnehmer wird in München arbeiten. Der Arbeitnehmer ist damit einverstanden, dass seine Tätigkeit Dienstreisen in erheblichem Umfang umfasst.	(3) The employee shall work from Munich, Germany. The employee aggress that his duties include business travel to a substantial extent.

(4)    Die Gesellschaft ist berechtigt, dem Arbeitnehmer vorübergehend oder dauerhaft auch andere gleichwertige oder vorübergehend auch geringerwertige Tätigkeiten zuzuweisen, die seinen Fähigkeiten und Kenntnissen entsprechen, und seine Berichtspflichten zu ändern. Die Zuweisung einer geringerwertigen Tätigkeit hat keinen Einfluss auf die zum jeweiligen Zeitpunkt vereinbarte Vergütung. Die Gesellschaft behält sich vor, dem Arbeitnehmer bei Bedarf auch an einem anderen Ort innerhalb der Bundesrepublik Deutschland vorübergehend oder dauerhaft zu beschäftigen, sofern dieser Ort in zumutbarer Entfernung von seinem bisherigen Arbeitsort oder Einsatzgebiet liegt.

(4)    The Company shall also have the right to change the employees reporting line and to assign to the Employee, temporarily or permanently, other duties of an equal or – only temporarily - of a minor nature which are proportionate to his abilities and knowledge. The assignment of a duty of a minor nature shall have no influence on the remuneration that has been agreed at that respective point in time. If required, the Company reserves the right to transfer the Employee temporarily or permanently to a different location within the Federal Republic of Germany, insofar as this location lies within a reasonable distance of his current place of work or assignment.

§ 2 Umfang der Tätigkeit	§ 2 Extent of duties

Der Arbeitnehmer wird seine gesamte Arbeitskraft, sein fachliches Wissen sowie seine Erfahrung, Aufmerksamkeit und Energie ausschließlich der Erfüllung seiner Pflichten als Arbeitnehmer der Gesellschaft und der Wahrnehmung ihrer Geschäftsinteressen widmen.	The Employee agrees to devote his full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of his duties and responsibilities as an employee of the Company.

§ 3 Vergütung	§ 3 Remuneration

(1) Der Arbeitnehmer erhält ein jährliches Festgehalt von Euro 200.000,00 brutto („Festgehalt”), zahlbar in zwölf monatlichen, gleich hohen Raten am Ende eines jeden Kalendermonats.	(1) The Employee shall receive an annual gross basic salary of Euro 200,000.00 gross (“Basic Salary”), payable in twelve equal monthly installments at the end of each calendar month.

(2)    Der Arbeitnehmer erhält überdies einen jährlichen variablen Bonus von höchstens Euro 50.000,00 brutto, der dem Grunde und der Höhe nach von verschiedenen, jährlich neu von der Gesellschaft festzulegenden individuellen und Unternehmenszielen abhängt. Der Bonus wird nach einer formalen Bewertung der Leistung des Arbeitnehmers durch die Gesellschaft gezahlt, die das erste Mal ein Jahr nach Tätigkeitsbeginn erfolgt. Ist der Arbeitnehmer danach nicht das volle Jahr bei der Gesellschaft beschäftigt, erfolgt die Bonuszahlung anteilig.

(2)    In addition, the Employee shall receive an annual variable bonus of no more than Euro 50,000.00 gross, the payment and amount of which shall depend upon individual achievements and company goals to be newly determined by the Company each year. The bonus shall be paid after a formal review of the employees performance which will for the first time take place after one year of joining the Company. After that in the event the employee is not employed for the full year, the bonus will be granted accordingly.

(3)    Der Arbeitnehmer ist zudem berechtigt, von TransMedics Inc. mit Tätigkeitsbeginn 250.000 Aktienoptionen zu beziehen, die nach vier Jahren ausgeübt werden können. Die Gewährung der Aktienoptionen unterliegt allen Regeln des TransMedics Inc. 2004 Stock Incentive Plan. Insgesamt gewährt allein TransMedics Inc. die Aktienoptionen an der Arbeitnehmer; die Einzelheiten werden in einem separaten Gewährleistungsvertrag mit TransMedics Inc. geregelt.

(3)    The employee is also eligible to receive from TransMedics, Inc. 250,000 stock options vesting over 4 years from starting date. The granting of the stock options will be subject to all the provisions of the TransMedics, Inc. 2004 Stock Incentive Plan. In total, only TransMedics, Inc. shall grant the stock options to the Employee; the details shall be governed in a separate vesting agreement with TransMedics, Inc.

(4)    TransMedics Inc. kann nach freiem Ermessen weitere Aktienoptionen als Anreiz für den Arbeitnehmer gewähren, wobei seine individuelle Leistung berücksichtigt wird. Die Gewährung von weiteren Aktienoptionen ist eine freiwillige Leistung. Der Arbeitnehmer hat auch bei wiederholter und vorbehaltloser Gewährung von weiteren Aktienoptionen keinen Anspruch auf abermalige Gewährung (Freiwilligkeitsvorbehalt).

(4)    Additional stock options may be granted at the free discretion of TransMedics, Inc. as an incentive for the employee, taking into account her individual performance. The granting of further stock options is a voluntary benefit. Even if additional stock options are granted more than once and unconditionally, this shall not give rise to an entitlement by the Employee to continued granting of further stock options in the future (reserve of voluntariness).

(5)    Die Gesellschaft beabsichtigt, gemäß einem noch festzulegenden Rahmenplan zu freiwilligen sozialen Leistungen ihren Mitarbeitern in Europa abhängig von der Beschäftigungsdauer weitere soziale Leistungen wie Berufsunfähigkeits- oder Lebensversicherungen zu gewähren. Die Parteien sind sich einig, dass dieser Rahmenplan im Fall seiner Verabschiedung durch die Gesellschaft auf das Arbeitsverhältnis Anwendung findet.

(5)    The Company plans to grant her Eurpoean employees over time additional social benefits such as life and disability insurances according to a social benefits plan yet to be formalized by the Company. The parties agree that this social benefits plan will be applicable for the employment relationship in the event of its approval by the Company.

(6) Sämtliche Zahlungen an den Arbeitnehmer erfolgen bargeldlos auf ein von dem Arbeitnehmer zu benennendes Konto bei einer in der Bundesrepublik Deutschland ansässigen Bank.	(6) All payments to the Employee shall be made by bank transfer into an account to be designated by the Employee with a bank based in the Federal Republic of Germany.

§ 4 Urlaub	§ 4 Vacation

(1)    Der Arbeitnehmer hat in jedem Kalenderjahr einen Anspruch auf bezahlten Erholungsurlaub von 25 Arbeitstagen. Im Übrigen gelten vorbehaltlich des nachfolgenden Absatzes die Regelungen des Bundesurlaubsgesetzes in seiner jeweils geltenden Fassung.

(1)    The Employee shall be entitled to 25 working days’ paid vacation in each calendar year. Save as provided in this Agreement, the provisions contained in the Federal Vacation Act, as amended, shall apply.

(2)    Ist der Arbeitnehmer nicht das ganze Kalenderjahr über beschäftigt, entsteht der über den gesetzlichen Mindesturlaub hinausgehende Urlaubsanspruch nach Absatz 1 nur zeitanteilig bis zu einer Höhe von einem Zwölftel für jeden vollen Monat des Bestehens des Arbeitsverhältnisses im Kalenderjahr. Entgelt für die bereits über die zeitanteilige Höhe nach Satz hinaus genommenen Urlaub kann die Gesellschaft zurückfordern.

(2)    If the Employee is not employed for the entire calendar year, the vacation entitlement over and above the statutory minimum entitlement accrues only to the extent that the total vacation entitlement for each full month of the employment does not exceed one twelfth thereof. Any vacation pay paid in excess of the amount to which the Employee is entitled shall be subject to repayment.

§ 5 Reisekosten	§ 5 Travel Expenses

Reisekosten für Dienstreisen erstattet die Gesellschaft dem Arbeitnehmer gemäß den allgemeinen Reisekostenbedingungen der Gesellschaft in ihrer jeweils geltenden Fassung.	The Company shall reimburse the Employee for travel expenses for business travel in accordance with the Company’s general terms and conditions for travel expenses, as amended from time to time.

§ 6 Dienstwagen	§ 6 Company Car

Die Gesellschaft wird eine Dienstwagenregelung für Europa aufstellen. Die Parteien sind sich einig, dass diese Dienstwagenregelung auf das Anstellungsverhältnis anwendbar sein wird.	The company will develop a car lease policy for Europe. The parties agree that this car lease policy will apply to this contract.

§ 7 Dienstverhinderung	§ 7 Absence from Work

(1)    Im Falle der Arbeitsunfähigkeit wegen Krankheit oder Unfall hat der Arbeitnehmer die Arbeitsunfähigkeit und ihre voraussichtliche Dauer der Gesellschaft unverzüglich anzuzeigen. Dauert die Arbeitsunfähigkeit länger als drei Tage, hat der Arbeitnehmer spätestens an dem darauffolgenden Arbeitstag eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie ihre voraussichtliche Dauer vorzulegen. Die Gesellschaft kann verlangen, dass bereits am ersten Tag der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit und ihre voraussichtliche Dauer vorgelegt wird. Im übrigen gelten die Regelungen des Entgeltfortzahlungsgesetzes in seiner jeweils geltenden Fassung.

(1)    In the event of disability to work due to illness or an accident, the Employee shall notify the Company without delay of the disability to work and the expected duration thereof. Should the disability to work last more than three days, the Employee shall, on the following day at the latest, submit a doctor’s certificate confirming the disability to work and the expected duration thereof. The Company shall be entitled to require the submission of a doctor’s certificate regarding the disability to work and the expected duration on the first day of the disability to work. Without prejudice to the foregoing, the statutory rules on continued payment of remuneration shall apply, as amended from time to time.

(2)    Sofern dem Arbeitnehmer wegen der Arbeitsunfähigkeit Schadensersatzansprüche gegen Dritte zustehen, tritt er diese Ansprüche an die Gesellschaft bis zu dem Betrag ab, den die Gesellschaft dem Arbeitnehmer als Vergütung während der Arbeitsunfähigkeit weiterzahlt.

(2)    Should the Employee be entitled to claim damages from third parties as a result of a disability to perform his work duties, he shall assign such claim(s) to the Company up to the amount which the Company pays to the Employee as remuneration during such disability.

(3) Der Arbeitnehmer hat auch eine sonstige Dienstverhinderung und ihre voraussichtliche Dauer der Gesellschaft unverzüglich anzuzeigen.	(3) The Employee shall immediately notify the Company of any absence from work and the expected duration thereof.

§ 8 Verschwiegenheit	§ 8 Confidentiality

(1)    Der Arbeitnehmer wird während des Arbeitsverhältnisses und nach seiner Beendigung über alle vertraulichen geschäftlichen Angelegenheiten Verschwiegenheit wahren. Insbesondere muss der Arbeitnehmer während des Arbeitsverhältnisses und nach seiner Beendigung strenge Vertraulichkeit über Betriebs- und Geschäftsgeheimnisse wie insbesondere sämtliche der Gesellschaft gehörenden nicht-öffentlichen technischen Informationen hinsichtlich des TransMedics® Organ Care Systems™, den Stand bzw. die Ergebnisse etwaiger von der Gesellschaft durchgeführter klinischer Versuche sowie sämtliche der Gesellschaft gehörenden und von dieser zusammengestellten Vertriebs- und Marketinginformationen, wahren.

(1)    The Employee shall treat as secret all confidential business matters for the duration of the employment and after it has come to an end. In particular, the Employee shall be required to treat in the strictest confidence business and trade secrets, including, without limitation, all proprietary technical information about the TransMedics® Organ Care System™ that is not in the public do-main, the status or results of any clinical trials being conducted by the company, and all proprietary sales and marketing information compiled by the company, for the duration of the employment and after it has come to an end.

(2) Der Arbeitnehmer hat insbesondere Stillschweigen gegenüber Dritten, einschließlich anderen Mitarbeitern der Gesellschaft über die Höhe ihrer Vergütung zu bewahren.	(2) In particular, the Employee shall be prohibited from disclosing the amount of his remuneration to third parties, including other employees of the Company.

§ 9 Nebentätigkeiten und Beteiligungen	§ 9 Secondary Employment or Interests

(1)    Dem Arbeitnehmer ist jede Konkurrenztätigkeit gemäß § 60 HGB analog untersagt; insbesondere ist jegliche Tätigkeit des Arbeitnehmers, durch die er allein oder für Dritte in den Wettbewerb zu der Gesellschaft tritt, verboten.

(1)    The Employee shall be prohibited from engaging in any competing activities pursuant to Section 60 of the German Commercial Code (HGB). Prohibited activities shall include, but not be limited to, any activity of the Employee through which he, alone or on behalf of a third party, engages in competition with the Company.

(2)    Die Übernahme von auf Erwerb gerichteten Nebentätigkeiten, die Mitgliedschaft in Organen fremder Gesellschaften, die Übernahme von Ehrenämtern in wirtschaftlichen Verbänden oder im öffentlichen Leben sowie die Beteiligung an anderen Unternehmen bedürfen der Einwilligung der Gesellschaft, soweit sie geeignet sind, Interessen der Gesellschaft zu beeinträchtigen.

(2)    The acceptance of other remunerated positions, the membership on boards of other companies, the acceptance of honorary positions in economic associations or public offices as well as the participation in other companies shall require the prior consent of the Company if such activities may have an adverse effect on the Company’s interests.

(3) Veröffentlichungen oder Vorträge sowie öffentliche Stellungnahmen des Arbeitnehmers bedürfen der Einwilligung der Gesellschaft, soweit dadurch Interessen der Gesellschaft berührt werden können.	(3) Publications, lectures or public opinions by the Employee shall require the prior consent of the Company insofar as these may affect the interests of the Company.

(4)    Der Arbeitnehmer ist verpflichtet, für jeden Fall eines Verstoßes gegen die Pflichten im Hinblick auf Nebentätigkeiten, Beteiligungen und Veröffentlichungen, insbesondere auch bei Verstößen gegen das gesetzliche Konkurrenzverbot, eine Vertragsstrafe von einem Monatsgehalt gemäß § 3 Abs. (1) an die Gesellschaft zu zahlen. Bei Dauerverstößen gilt jeder volle Monat als ein Verstoß. Darüber hinaus ist die Gesellschaft berechtigt, weiteren Schaden geltend zu machen.

(4)    The Employee shall be obligated to pay a contractual penalty of one month’s salary pursuant to Section 3 para. (1) to the Company for every case of violation of the obligations regarding secondary employment, participations and publications, including also in the event of violations of the statutory prohibition of competition. In the event of continuous violation, each full month shall be considered to be one violation. Without prejudice to the foregoing, the Company shall have the right to claim in respect of further damage.

§ 10 Vertragsdauer und –beendigung, Freistellung	§ 10 Term and Termination of Employment, Release

(1)    Für beide Vertragspartner gilt eine Kündigungsfrist von vier Monaten zum Monatsende. Jede gesetzliche Verlängerung der Kündigungsfrist zugunsten des Arbeitnehmers gilt auch zugunsten der Gesellschaft.

(1)    A notice period of four months to the end of a month has to be observed by both parties. Any statutory extension of this notice period in favor of the employee shall also apply in favor of the Company.

(2)    Die Gesellschaft ist berechtigt, den Arbeitnehmer jederzeit vorübergehend von der Pflicht zur Erbringung der Arbeitsleistung freizustellen, wenn dafür ein sachlicher Grund besteht. Nach Ausspruch einer Kündigung kann die Gesellschaft den Arbeitnehmer unter Anrechnung auf den Erholungsurlaub bis zum Ablauf der Kündigungsfrist von der Pflicht zur Erbringung der Arbeitsleistung freistellen. Die Vergütungsansprüche des Arbeitnehmers bleiben von einer Freistellung, soweit nicht schriftlich anderes vereinbart, unberührt.

(2)    The Company shall have the right to release the Employee temporarily from his work duties at any time, provided that there are objective grounds for doing so. Following notice of termination, the Company may release the Employee from his work duties up until the expiry of the notice period and, in doing so, cancel out any outstanding vacation entitlement. The Employee’s remuneration claims shall remain unaffected by such release unless agreed otherwise in writing.

(3)    Das Arbeitsverhältnis endet in jedem Fall, ohne dass es einer Kündigung bedarf, am Ende des Monats, in dem der Arbeitnehmer das Alter der Regelaltersrente der gesetzlichen Rentenversicherung erreicht, derzeit mit Vollendung des 65. Lebensjahres.

(3)    The employment relationship shall come to an end without notice upon expiry of the month in which the Employee reaches the general pensionable age (“Alter der Regelaltersrente”), currently at the age of 65.

(4)    Das Arbeitsverhältnis endet auch mit Ablauf des Monats, in dem ein Bescheid des zuständigen Sozialversicherungsträgers zugestellt wird, der die dauerhafte volle Erwerbsminderung/Erwerbsunfähigkeit des Arbeitnehmers feststellt,

(4)    The employment relationship shall also end upon expiry of the month in which a notice issued by the competent Social Security Authority is received confirming that the Employee is permanently and fully hindered or unable to work, unless the Employee withdraws his application for such wenn der Arbeitnehmer nicht vor Ablauf der Widerspruchsfrist seinen Antrag auf Feststellung der Erwerbsunfähigkeit zurücknimmt oder auf einen Antrag auf Rente auf Zeit beschränkt. Erhält der Arbeitnehmer aufgrund des Bescheides nach Satz 1 nicht sofort eine Rentenzahlung, endet das Arbeitsverhältnis entsprechend erst mit Ablauf des dem erstmaligen Rentenbezug vorhergehenden Tages. Im Fall der Gewährung einer Rente auf Zeit ruht das Arbeitsverhältnis mit der Suspendierung der Hauptleistungspflichten der Vertragspartner für die Dauer der Rentenzahlung, jedoch längstens bis zu dem Beendigungszeitpunkt nach Satz 1 bzw. Satz 2.

         notice of inability to work prior to the expiry of the deadline to object, or limits it to an application for a temporary pension payment (Rente auf Zeit). In the event that the Employee does not immediately receive a pension payment due to the notice pursuant to sentence 1, the employment shall end accordingly only upon expiry of the date preceding the date on which pension is first drawn. In the event that the temporary pension is granted, the employment relationship, including the main contractual duties of the parties to this agreement, shall be suspended for the duration of the pension payments, and for no longer than the point at which the employment relationship ends pursuant to sentence 1 or 2.

§ 11 Verfallen von Ansprüchen	§ 11 Forfeiture

Alle beiderseitigen Ansprüche aus dem Arbeitsverhältnis und solche Ansprüche, die mit dem Arbeitsverhältnis in Verbindung stehen, verfallen, wenn sie nicht innerhalb von drei Monaten nach der Fälligkeit gegenüber dem Vertragspartner schriftlich geltend gemacht werden. Dies gilt nicht für Ansprüche wegen vorsätzlichen oder grob fahrlässigen Verhaltens und für Ansprüche wegen der Verletzung von Leben, Körper, Gesundheit oder Freiheit.	All mutual claims arising from or in connection with the employment shall be forfeited unless asserted in writing to the other party within three months after their becoming due. This does not apply to claims arising from deliberate or grossly negligent conduct and for claims resulting from death, personal injury or trespass to the person.

§ 12 Erheben, Verarbeiten und Nutzen von personenbezogenen Daten	§ 12 Collection, Processing and Use of Personal Data

(1) Der Arbeitnehmer ermächtigt die Gesellschaft, ihn betreffende personenbezogene Daten zum Zweck der Begründung, Durchführung und Beendigung des Arbeitsverhältnisses zu erheben, zu

(1)    The Employee authorizes the Company to collect, process and use his personal data for the purpose of establishing, performing and terminating the employment relationship. Personal data shall include, verarbeiten und zu nutzen. Personenbezogene Daten sind insbesondere Vor- und Nachnamen, akademische Titel, Geburtsdatum und -ort, Staatsangehörigkeiten, Familienstand und Anzahl der unterhaltsberechtigten Personen, lohnsteuerrelevante Daten (wie Lohnsteuerklasse, Konfessionszugehörigkeit), private und berufliche Anschriften, Position und Stellung bei der Gesellschaft, Arbeitszeit, Vergütung und Vergütungsbestandteile, Schul- sowie berufliche und akademische Abschlüsse, Berufszulassungen, Mitgliedschaften in berufsbezogenen Verbänden, Art und Dauer von Aufenthalts- und Arbeitserlaubnissen, Kündigungsfristen und besonderen Kündigungsschutz begründende Tatbestände (wie Schwerbehinderung), Bankverbindung sowie Arbeitsleistungen und Leistungsbewertungen.

         without limitation, first names and surnames, academic titles, date and place of birth, nationalities, family status and number of dependants, income tax-related information (such as income tax class and religious denomination), private and professional addresses, position and status with the Company, working time, remuneration and remuneration components, school, academic and professional qualifications, professional admissions, membership in professional associations, type and duration of residence and work permits, notice periods and circumstances justifying special protection against dismissal (such as severe disability), bank details as well as work performance and performance evaluations.

(2)    Der Arbeitnehmer ermächtigt die Gesellschaft auch, personenbezogene Daten im Rahmen der Zweckbestimmung des Arbeitsverhältnisses an Dritte, insbesondere auch konzernangehörige Dritte und Dritte im außereuropäischen Ausland, zu übermitteln, insbesondere an andere Konzerngesellschaften wie Transmedics, Inc. in den Vereinigten Staaten und bei Anforderungen durch Behörden der Vereinigten Staaten.

(2)    The Employee further authorizes the Company to transfer personal data to third parties, also including third parties belonging to the Company’s group of companies and third parties in countries outside the European Union, solely within the limits of the purpose of the employment, particularly to other group companies such as Transmedics, Inc. in the United States and in the event of requests by authorities of the United States.

(3) Weitere Rechte der Gesellschaft zum Erheben, Verarbeiten und Nutzen personenbezogener Daten bleiben unberührt.	(3) This shall be without prejudice to any other rights of the Company to collect, process and use personal data.

§ 13 Rückgabe von Unterlagen und Gegenständen	§ 13 Return of Documents and Property

Auf Aufforderung des Arbeitgebers hat der Arbeitnehmer jederzeit geschäftliche Unterlagen aller Art, Dokumente und Schriftstücke, egal in welcher Form, ob in fester oder elektronischer Form, einschließlich Duplikaten, Kopien, elektronischen Daten, etc. einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen sowie sämtliche Gegenstände des Arbeitgebers an die Gesellschaft heraus zu geben. Im Fall der Beendigung des Arbeitsverhältnisses oder der Freistellung des Arbeitnehmers ist dieser unaufgefordert zur unverzüglichen Rückgabe nach Satz 1 verpflichtet. Ein Zurückbehaltungsrecht an diesen Dokumenten, Schriftstücken oder Gegenständen steht dem Arbeitnehmer nicht zu.	The Employee shall, upon request by the Company, be required at any time to return all business papers, documents and written material, whether they are hard copies or in electronic form, including duplicates, copies, electronic data, etc. including personal notes concerning business affairs and activities and all items belonging to the Company, to the Company. The Employee shall return the documents, written material, and items without request and immediately upon termination of the employment relationship or upon being released from duties by the Company. The Employee shall have no right of retention in respect of such documents, written material, or items.

§ 14 Vertragstreue gegenüber früheren Arbeitgebern	§ 14 Loyalty to former employers

Der Arbeitnehmer versichert, dass er durch die Unterzeichnung dieses Vertrages und die Tätigkeit für die Gesellschaft nicht gegen Verpflichtungen gegenüber früheren Arbeitgebern, insbesondere Pflichten aus einem Arbeitsvertrag oder einem nachvertraglichen Wettbewerbsverbot, verstößt. Der Arbeitnehmer wird der Gesellschaft jeden Schaden ersetzen, den sie dadurch erleidet, dass bzw. soweit die in Satz 1 gegebene Versicherung nicht zutrifft.	The Employee represents that, by signing this contract and working for the Company, he will not be in breach of any other obligation owed to former employers, including, without limitation, obligations from an employment contract or a post-contractual restraint of competition. The Employee will indemnify the Company for any damage resulting from the breach of the representation pursuant to sentence 1.

§ 15 Arbeitsergebnisse	§ 15 Work Results

(1) Für patent- und gebrauchsmusterfähige Erfindungen und qualifizierte technische Verbesserungsvorschläge gelten die Bestimmungen des Arbeitnehmererfindergesetzes in der jeweils gültigen Fassung.

(1)    Inventions capable of patent or utility model rights and suggestions for qualified technical improvements are subject to the provisions of the Law Regarding Employees’ Inventions (“Arbeitnehmererfindergesetz”).

(2)    Von dem Arbeitnehmer während des gewöhnlichen Verlaufs des Anstellungsverhältnisses oder auf besondere Weisung der Gesellschaft erbrachte Arbeitsergebnisse, insbesondere urheberrechtlich geschützte Werke, werden ab dem Zeitpunkt ihrer Entstehung alleiniges Eigentum der Gesellschaft.

(2)    Any work result, including without limitation copyright works created by the Employee during the normal course of his employment or in the course of carrying out duties specifically assigned to him, shall be the exclusive property of the Company.

(3)    Der Arbeitnehmer überträgt – soweit nicht bereits erfolgt – hiermit der Gesellschaft darüber hinaus das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht für alle etwaigen urheberrechtsfähigen oder sonst nach Marken-, Geschmacksmuster-, und/oder Gebrauchsmuster- oder irgendeinem anderen Schutzrecht schutzfähigen Arbeitsergebnisse, die der Arbeitnehmer während der Dauer seines Anstellungsverhältnisses im Rahmen seiner arbeitsvertraglichen Aufgaben während und außerhalb seiner Arbeitszeit erstellt, für alle Nutzungs- und Verwertungsarten. Dies gilt insbesondere für alle von dem Arbeitnehmer erstellten Geräteverbesserungen und zusätzlich geschaffenen Instrumente zur Organbehandlung.

(3)    The Employee assigns herewith to the Company for all utilisation and exploitation methods the exclusive right, without restrictions in terms of time, geographic area, or object, of utilisation and exploitation with regard to the results of his work which are subject of copyright protection or of protection under trademark, registered design and/or utility model or any other intellectual property rights, which the Employee has produced during the duration of this Employment Agreement within the scope of his employment duties and during and outside his working hours. In particular, this shall apply to any device improvements and additional organ disposables produced by the Employee.

Die Gesellschaft nimmt vorgenannte Übertragung an.	The Company accepts this assignment.

(4) Vorgenannte Übertragungen sind mit der Vergütung gemäß § 3 Abs. 1 dieses Anstellungsvertrages vollumfänglich abgegolten.	(4) No additional payment shall be made for this assignment, which is included in the Basic Salary (Section 3 subsection (1) of this Employment Agreement).

(5)    Die Übertragung des Nutzungs- und Verwertungsrechts umfasst die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte. Der Arbeitnehmer verzichtet ausdrücklich auf alle ihm etwa als Urheber zustehenden Rechte an den Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung und auf Zugänglichmachung des Werkes. Die Gesellschaft hat zudem die Rechte des Arbeitgebers aus § 69 b UrhG, welche von der vorstehenden Regelung nicht berührt werden.

(5)    The transfer and assignment of the right of use and exploitation includes the permission to process and adapt the work and to grant licences to third parties. The Employee expressly waives all rights, which he may be entitled to as author/creator of the copyrighted piece of work, in particular the right to be named as author/creator and the right of access to his copyrighted piece of work. In addition, the Company has the rights under Section 69b Copy Right Law (UrhG), which are not affected by the preceding provision.

(6)    Der Arbeitnehmer wird auf Verlangen der Gesellschaft diese bei der Erlangung von Urheberrechten und anderen gewerblichen Schutzrechten für die Arbeitsergebnisse unterstützen. Für die Erfüllung dieser Mitwirkungspflichten erhält der Arbeitnehmer keine weitere Vergütung außer der Erstattung der Kosten, die ihm durch das Verlangen der Gesellschaft entstanden sind.

(6)    The Employee will upon request, assist the Company in obtaining and enforcing copyrights and other intellectual property rights for the work results. He will perform such obligations without further payment of any kind except for reimbursement of expenses incurred at the request of the Company.

§ 16 Schlussbestimmungen	§ 16 Miscellaneous

(1)    Dieser Vertrag regelt die arbeits-vertraglichen Beziehungen der Vertragspartner abschließend. Nebenabreden sind nicht getroffen. Änderungen und Ergänzungen bedürfen zu ihrer Wirksamkeit der Schriftform. Änderungen oder Ergänzungen, die gegen diese Schriftform verstoßen sind nichtig, auch die mündliche Aufhebung dieser Schriftformklausel.

(1)    This Agreement shall represent the entire employment relationship between the parties. There are no ancillary agreements. Any amendments or additions to this Agreement must be in writing in order to be legally valid. Changes or amendments that do not comply with the written form, including repeal of this written form clause, are void.

(2)    Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so wird hierdurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, die dem Sinn und Zweck der unwirksamen Bestimmung am nächsten kommt. Dies gilt auch dann, wenn die Unwirksamkeit der Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.

(2)    Should any provision of this Agreement be or become ineffective in whole or in part, the validity of the other provisions shall not be affected thereby. The invalid provision shall be deemed to be replaced by a valid provision which most closely gives effect to the intention and purpose of the invalid provision. The same shall apply if the invalidity is based on a measurement of performance or time, in which case the extent permitted by law shall be applicable.

(3) Das Arbeitsverhältnis unterliegt deutschem Recht.	(3) The employment shall be governed by German law.

(4) Allein die deutsche Fassung dieses Vertrages ist maßgeblich.	(4) Only the German version of this Agreement shall be binding and authoritative.

Für die Gesellschaft/ On behalf of the Company:	Arbeitnehmer/Employee:

Ort/Place: Waleed Hassanein	Ort/Place: Christoph Elser

Datum/Date: 7/11/07	Datum/Date: 12/07/07

Unterschrift/ Signature: /s/ Waleed Hassanein	Unterschrift/ Signature: /s/ Christoph Elser Christoph Elser

Datenschutzrechtliche Erklärung des Arbeitnehmers	Employee Data Protection Declaration
Ich habe die Regelung in § 12 dieses Vertrages zum Erheben, Verarbeiten, und Nutzen personenbezogener Daten gelesen und verstanden. Ich bin mit dieser Regelung einverstanden.	I have read and understood the provision contained in Section 12 of this contract relating to the collection, processing and use of personal data. I hereby express my agreement to this provision.

Für die Gesellschaft/ On behalf of the Company: Ort/Place: Waleed Hassanein	Arbeitnehmer/Employee: Ort/Place: Christoph Elser

Datum/Date: 7/11/07	Datum/Date: 12/07/07

Unterschrift/ Signature: /s/ Waleed Hassanein	Unterschrift/ Signature: /s/ Christoph Elser Christoph Elser